Exhibit 99.1

News Release

Contact:     Mike McCoy
(404) 588-7230
michael.mccoy@suntrust.com

For Immediate Release
January 29, 2018

SunTrust Announces Redemption of Series E Depositary Shares

ATLANTA - SunTrust Banks, Inc. today announced that it has submitted a redemption notice to the company’s depositary, U.S. Bank, National Association, for the full redemption of all 4,500 issued and outstanding shares of the Company’s Perpetual Preferred Stock, Series E (Preferred Stock) and all 18,000,000 issued and outstanding shares of the related depositary shares (Series E Depositary Shares). Each Series E Depositary Share represents a 1/4,000 interest in a share of the Preferred Stock (NYSE: STI-E). The Board of Governors of the Federal Reserve System has previously approved the redemption.

The Series E Depositary Shares will be redeemed on March 15, 2018 (Redemption Date) at a redemption price of $25.00 per Series E Depositary Share, representing an aggregate amount of $450,000,000.00, plus all accrued and unpaid dividends to the Redemption Date. The Series E Depositary Shares will no longer be outstanding after the Redemption Date, and all rights of the holders of the Series E Depositary Shares will cease and terminate.

A notice of redemption specifying the terms, conditions and procedures for the redemption will be mailed to holders of record of Series E Depositary Shares, and is available by contacting U.S. Bank, National Association, the depositary and the redemption agent for the Series E Depositary Shares, by mail at 111 Fillmore Avenue E, St. Paul, MN 55107, Attention: Global Corporate Trust Services, or by phone at 1.800.934.6802. Questions regarding the redemption of the Series E Depositary Shares may be directed to U.S. Bank.

This press release does not constitute a notice of redemption under the certificate of designation governing the Preferred Stock and is qualified in its entirety by reference to the notice of redemption.

About SunTrust Banks, Inc.

SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of December 31, 2017, SunTrust had total assets of $206 billion and total deposits of $161 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.